Exhibit 21

GREEN MOUNTAIN POWER CORPORATION
SUBSIDIARIES OF THE COMPANY

The sole significant subsidiary of the Company as defined in Rule
1-02(w) of Regulation SX is Mountain Energy, Inc., a corporation formed under the laws od the State of Vermont.